SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2012

USA SYNTHETIC FUEL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54044	13-3995258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

312 Walnut Street, Suite 1600
Cincinnati, Ohio 45202
(Address of Principal Executive Offices, Zip Code)

(513) 762-7870
(Registrant’s telephone number, including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Real Estate Acquisition and Development Agreement

On October 26, 2012, USA Synthetic Fuel Corporation’s wholly owned subsidiary Lima Energy Company, an Ohio corporation, (“Lima Energy”) entered into a Real Estate Acquisition and Development Agreement (the “Agreement”) pursuant to which Lima Energy purchased 63.399 acres of land from the City of Lima, Ohio, on which it is constructing an environmental energy park with synthetic fuel production facilities (the “Project”).  The purchase price was $1.5 million.

In connection with the acquisition, Lima Energy agreed that certain funds will be contributed to a non-profit entity over the term of the Agreement for the benefit of long term economic development within the City of Lima.  At the signing of the Agreement, Lima made an initial contribution of $100,000.  It will contribute $100,000 per year for the next three years, and, commencing on the second calendar year immediately following commencement of commercial operations, it will contribute annually, for 20 years, the lesser of $5.0 million or 10% of net distributable cash flow of the Project, as those terms are defined in the Agreement.

The foregoing description is qualified in its entirety by reference to the Real Estate Acquisition and Development Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth under the caption “Real Estate Acquisition and Development Agreement” in Item 1.01 above is incorporated by reference into this Item 2.01.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1	Real Estate Acquisition and Development Agreement by and between The City of Lima, Ohio and Lima Energy Company, dated October 26, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2012

USA Synthetic Fuel Corporation

By:	/s/ Dr. Steven C. Vick
Name: Dr. Steven C. Vick
Title: President and CEO